Exhibit 99.1

Jabil Announces Nomination of New Director to Stand for Election to the Board

Frank Newman Announces Decision to Retire from Board in January

ST. PETERSBURG, FLORIDA –November 29, 2017—Jabil (NYSE:JBL) announced today that Christopher Holland has been nominated to stand for election to the Jabil Board of Directors in January 2018.

“We’re pleased to announce the nomination of Chris Holland to our Board,” said Tim Main, Jabil’s Chairman of the Board. “Chris has been successful in both growing and transforming businesses within the services and healthcare sectors. I believe these experiences combined with his outstanding acumen in investment banking, finance, operations and strategy will make Chris a great addition to our Board,” he added.

Mr. Holland has been Senior Vice President and Chief Financial Officer of C.R. Bard, Inc., a multinational developer, manufacturer and marketer of medical technologies and products, since May 2012. During his time at Bard, he has had responsibility for Business Development, Corporate Marketing, Strategy, Reimbursement and the Bard Medical Division. Before joining Bard, Mr. Holland was most recently Senior Vice President, Finance and Treasurer of Aramark Corporation, a global provider of food, facilities and uniform services. Prior to joining Aramark, Mr. Holland served as Vice President and medical device sector head at J. P. Morgan and Company, Inc.

“Chris clearly understands how to drive and sustain shareholder value at large, complex organizations as evidenced by his significant and extensive contributions at Bard and Aramark,” said Tom Sansone, Jabil’s Vice Chairman of the Board. “I believe his expertise and proven leadership skills in key areas will be an asset to Jabil and its shareholders.”

The Company also announced that Frank Newman has decided to retire from the Board at the time of the annual meeting in January and will not stand for re-election. “I have been honored to serve on the Jabil Board and am immensely proud of all that has been accomplished over the years. I leave confident in the strategy and direction of the Company and fully supportive of this fine management team,” said Newman.

“On behalf of the Board and our Management Team, I’d like to thank Frank for his outstanding leadership over the past 20+ years,” said Jabil CEO Mark Mondello. “Frank’s wide-ranging experience and strong leadership helped guide Jabil during many critical junctures, including our transition from a legacy electronics manufacturer to a more complete and comprehensive solutions provider. He helped steward our path as we developed a well-diversified business that I believe is sustainable and will drive our success for many years to come. Thank you, Frank, you’ll be missed for sure.”

About Jabil

Jabil provides comprehensive electronics design and manufacturing product management services to global electronics and technology companies. Offering complete product supply chain management from facilities in 29 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on Jabil’s website: jabil.com.

Investor & Media Contact:

Beth Walters

Senior Vice President

Investor Relations & Communications

(727) 803-3511

beth_walters@jabil.com